Exhibit 8.1

The table below presents our significant subsidiaries and investees, the places of incorporation and our effective ownership interests therein as of December 31, 2022.

Subsidiary	Accounting Method	Ownership Interest	Place of Incorporation/ Organization
RTC	Consolidated	100.0%	Russia
MTS Bank	Consolidated	99.9%	Russia
MGTS Group	Consolidated	94.7%	Russia
Multiregional TransitTelecom	Consolidated	100.0%	Russia
MTS Armenia	Consolidated	100.0%	Armenia
NVision Czech Republic (1)	Consolidated	100.0%	Czech Republic
VisionLabs	Consolidated	100.0%	Russia
Gulfstream	Consolidated	58.4%	Russia
Bronevik	Consolidated	100.0%	Russia
Webinar	Consolidated	84.3%	Russia
TIC (Tower Infrastructure Company)	Consolidated	100.0%	Russia
MDTZK (Ticketland)	Consolidated	100.0%	Russia
Kulturnaya Sluzhba (Ponominalu)	Consolidated	100.0%	Russia
IT-Grad 1 Cloud	Consolidated	100.0%	Russia
MTS Auto (former Stopol Group)	Consolidated	100.0%	Russia
Zelenaya Tochka Group – (Achemar Holdings)	Consolidated	100.0%	Russia
MTS Media	Consolidated	100.0%	Russia
MTS Didgital (former MTS IT)	Consolidated	100.0%	Russia
ORK	Consolidated	100.0%	Russia
Sistema Capital	Consolidated	100.0%	Russia
Stream	Consolidated	100.0%	Russia
MTS Artificial Intelligence	Consolidated	100.0%	Russia
MWS	Consolidated	100.0%	Russia
Energy Group	Consolidated	100.0%	Russia
Stream Digital(2)	Consolidated	100.0%	Russia
Bastion(2)	Consolidated	100.0%	Russia
MTS International Funding Limited(3) (“MTS International”)	Consolidated	SE	Ireland
MTS Belarus	Equity	49.0%	Belarus

(1)	Part of Nvision Czech Republic Group - NVision Czech Republic a.s.- was sold in October 2022, the results of the disposed subsidiary are presented as discontinued operations.
(2)	Wholly-owned subsidiary, through which the Group repurchased its own shares.
(3)

A company organized and existing as a private limited company under the laws of Ireland. The Group does not have any equity in MTS International. It was established for the purpose of raising capital through the issuance of debt securities on the Irish Stock Exchange followed by transferring the proceeds through a loan facility to the Group. In 2010 and 2013, MTS International issued $750 million 8.625% notes due in 2020 and $500 million 5.0% notes due in 2023, respectively. The notes are guaranteed by MTS in the event of default. MTS International does not perform any other activities except those required for notes servicing. The Group bears all costs incurred by MTS International in connection with the notes’ maintenance activities. Accordingly, the Group concluded that it exercises control over the entity.

See also Note 2 to our audited consolidated financial statements.